Exhibit 99.1

Giga-tronics Announces Senior Management Changes

February 23, 2018

Names Lutz Henckels Executive Vice President and Interim CFO

DUBLIN, Calif., Feb. 23, 2018 (GLOBE NEWSWIRE) -- Giga-tronics Incorporated (OTCQB:GIGA) announced today the appointment of Dr. Lutz P. Henckels as Executive Vice President and Interim Chief Financial Officer, effective immediately. In conjunction with the appointment of Dr. Henckels, the Company also announced the departure of Temi Oduozor, who resigned as Controller to pursue a new opportunity, effective today. As a result of Ms. Oduozor’s resignation, Dr. Henckels will also assume the role of Principal Financial & Accounting Officer until such time as a permanent successor is appointed. In his new role, Dr. Henckels will report to the Company’s CEO, John Regazzi, and will be responsible for finance & administration and fund-raising activities, along with assisting Mr. Regazzi in other areas as needed. Dr. Henckels will also continue to serve as a member of the Company’s Board of Directors.

Dr. Henckels, who joined the Company’s Board of Directors in 2011, is a managing member of Alara Capital AVI II, an investor in the Company. Dr. Henckels has over 20 years’ experience serving as Chief Executive Officer of both public and private technology companies including, among others, LeCroy Corporation and most recently as Chairman and Chief Executive Officer of HiQ Solar, Inc. Dr. Henckels also holds a Bachelor of Science and Master of Science in Electrical Engineering and PhD in Computer Science from the Massachusetts Institute of Technology. Dr. Henckels is also a graduate of the OMP program of Harvard Business School.

Dr. William Thompson, the Company’s Chairman said, “I’m delighted that a person of Lutz’s caliber and experience is joining the Company in a senior management role on a full-time basis. He’s an exceptional leader who’s also known for his attention to detail and knowledge in the operational and financial aspects of business, along with his ability to drive sales”.

John Regazzi, the Company's CEO added, “I’ve appreciated Lutz’s insights and guidance as a board member these past seven years and I’m excited to now be working with him on a full-time basis and look forward to his new leadership in finance and fund raising as well as contributions in other areas of the business”.

Dr. Henckels said, “The management team has accomplished a great deal these past few years, completing the difficult transition from a General Purpose Test Equipment supplier to a focused Radar/EW Test solution provider. With this transition, the Company has greatly improved its opportunity of higher product gross margins while significantly reducing its operating expenses”. Dr. Henckels added, “My focus will be to move the Company forward, developing strategic partnerships, raising needed capital, and achieving profitability during our fiscal year 2019 which begins April 1, 2018”.

Giga-tronics is a publicly held company, traded on the OTCQB Capital Market under the symbol "GIGA". Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

This press release contains forward-looking statements concerning operating results, future orders, and sales of new products, shippable backlog within a year, long term growth and margin, expected shipments, product line sales, and customer acceptance of new products. Actual results may differ significantly due to risks and uncertainties, such as: uncertainty as to the company's ability to continue as a going concern; delays in customer orders for the new ASG and our ability to manufacture it; receipt or timing of future orders, cancellations or deferrals of existing or future orders; our need for additional financing; the volatility in the market price of our common stock; and general market conditions.  For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 25, 2017 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations".